Exhibit 99.1

VENTYX BIOSCIENCES, INC. – IPO CLOSING PRESS RELEASE

Ventyx Biosciences Announces Closing of Upsized Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

ENCINITAS, Calif., October 25, 2021 – Ventyx Biosciences, Inc. (Nasdaq: VTYX), a clinical-stage biopharmaceutical company focused on advancing new therapies for millions of patients living with inflammatory diseases and autoimmune disorders, announced today the closing of its upsized initial public offering of 10,893,554 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 1,420,898 additional shares, at an initial public offering price of $16.00 per share. The aggregate gross proceeds from the offering were approximately $174.3 million, before deducting underwriting discounts and commissions and offering expenses payable by Ventyx. All shares in the offering were offered by Ventyx and began trading on the Nasdaq Global Select Market on October 21, 2021 under the ticker symbol “VTYX.”

Jefferies, Evercore ISI and Piper Sandler acted as joint book-running managers for the offering. LifeSci Capital also acted as an underwriter for the offering.

Registration statements relating to the offering have been filed with the Securities and Exchange Commission and became effective on October 20, 2021. Copies of the registration statements related to the offering are available at www.sec.gov. The offering was made only by means of a prospectus, forming a part of the effective registration statements. Copies of the final prospectus may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus Department@Jefferies.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; and Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ventyx

Ventyx is a clinical-stage biopharmaceutical company focused on advancing new therapies for millions of patients living with inflammatory diseases and autoimmune disorders. Ventyx’s clinical stage pipeline includes VTX958, a Phase 1 allosteric TYK2 inhibitor for the treatment of a broad range of autoimmune diseases, VTX002, a Phase 2-ready S1P1 receptor modulator for the treatment of ulcerative colitis, and VTX2735, a Phase 1 peripheral inhibitor of the NLRP3 inflammasome, which is a mediator of multiple inflammatory conditions. Ventyx is headquartered in Encinitas, California.

Contacts

For more information, please contact:

Investor Relations Contact:

Patti Bank

Managing Director

Westwicke Partners

(415) 513-1284

IR@ventyxbio.com